Exhibit 99.1


   ARIAD Files Claim against Amgen and Wyeth Alleging Infringement of NF-(kappa)B Patent by Enbrel(R) and Kineret(R)


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 13, 2007--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that it has filed a claim against Amgen Inc. and certain affiliated entities (Amgen) and Wyeth alleging infringement of the pioneering U.S. patent covering methods of treating human disease by regulating NF-(kappa)B cell-signaling activity. The claim is in response to a lawsuit filed by Amgen against ARIAD in the United States District Court for the District of Delaware in April 2006 seeking declaratory judgment that the claims of U.S. Patent No. 6,410,516 (the '516 Patent) are invalid and that Amgen has not infringed any of the claims of the patent based on activities related to Enbrel(R) (etanercept) and Kineret(R) (anakinra).

    The '516 Patent is based on the pioneering discoveries made by research groups led by Professors David Baltimore, Phillip Sharp and Tom Maniatis at the Massachusetts Institute of Technology, The Whitehead Institute for Biomedical Research, and Harvard University. ARIAD is the exclusive licensee of the technology and patents. The institutions have joined the lawsuit as co-plaintiffs. Wyeth, which markets Enbrel with Amgen, was also named as a defendant in the lawsuit.

    "Our assertion of an infringement claim against Amgen and Wyeth highlights our strong belief in the validity and enforceability of our NF-(kappa)B patent," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

    Enbrel is a tumor necrosis factor (TNF) blocker. Kineret is an interleukin-1 (IL-1) receptor antagonist. TNF and IL-1 are cytokines produced by the immune system.

    The '516 Patent was issued on June 25, 2002 and expires in 2019. In May 2006, a jury in the United States District Court for the District of Massachusetts found certain claims of the '516 Patent to be valid and infringed by Eli Lilly and Company (Lilly) with respect to Lilly's osteoporosis drug, Evista(R), and Lilly's septic shock drug, Xigris(R). The claims at issue against Amgen and Wyeth are different from those found valid and infringed by Lilly.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "may", "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the design, endpoints and timing of our Phase 3 clinical trial of AP23573, risks and uncertainties regarding our ability to accurately estimate the timing and actual R&D expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture or have manufactured our product candidates on a commercial scale, risks and uncertainties regarding our ability to successfully recruit centers, enroll patients and conduct clinical studies of product candidates, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any partner's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any partner's product candidates, risks and uncertainties related to the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-(kappa)B patent portfolio including the matters discussed in this release, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the Securities and Exchange Commission. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


    CONTACT: ARIAD Pharmaceuticals, Inc.
             Investors
             Ed Fitzgerald, 617-621-2345
             or
             Pure Communications
             Media
             Andrea Johnston, 910-681-1088